Exhibit 4.41

No. 3 Supplemental Letter of Agreement

July 20, 2004

NetEase.com, Inc.

c/o Suite 1901, Tower E3

The Towers, Oriental Plaza

Dong Cheng District

Beijing 100738

People’s Republic of China

Attention: Board of Directors

Dear Sirs:

The undersigned, William Lei Ding, Bo Ding and Jun Liang acknowledge that (1) William Lei Ding and Bo Ding executed a Letter of Agreement (the “Letter Agreement”) which was addressed to and was accepted by NetEase.com, Inc. (“NetEase”) on June 6, 2000; and (2) William Lei Ding, Bo Ding and Jun Liang executed a Supplemental Letter of Agreement which was addressed to and was accepted by NetEase on May 17, 2004; and (3) William Lei Ding, Bo Ding and Jun Liang executed a Second Supplemental Letter of Agreement which was addressed to and was accepted by NetEase on July 15, 2004 (together with the Supplemental Letter of Agreement dated May 17, 2004, the “First and Second Supplemental Letter of Agreements”).

Guangzhou NetEase Interactive Entertainment Limited has entered into the Consulting and Services Agreement with Beijing Guangyitong Advertising Co., Ltd., on July 20, 2004 and the Technical Services Agreement with Guangzhou NetEase Computer System Co., Ltd. on July 20, 2004. The undersigned hereby agree to supplement the Letter Agreement (as supplemented by the First and Second Supplemental Letter of Agreements) as follows:

1.	The scope of the NetEase Agreements as described in the Letter Agreement shall be amended to include all agreements to which Guangzhou NetEase Interactive Entertainment Limited and/or any of its affiliates is a party on the one hand and Guangzhou NetEase Computer System Co., Ltd. and/or Beijing Guangyitong Advertising Co., Ltd. on the other hand.

2.	In the event that any change to be made to any NetEase Agreement requires a vote by the shareholders of Guangzhou NetEase Computer System Co., Ltd. and/or Beijing Guangyitong Advertising Co., William Lei Ding and Bo Ding shall vote in such capacity as the shareholders of Guangzhou NetEase Computer System Co., Ltd. and/or Beijing Guangyitong Advertising Co., Ltd., in accordance with the Board’s instructions.

3.	All terms used in this Supplemental Letter Agreement shall have the same meanings as defined in the Letter Agreement (as supplemented by the First and Second Supplemental Letter of Agreements).

4.	All terms and conditions of the Letter Agreement (as supplemented by the First and Second Supplemental Letter of Agreements) other than those that have been amended by this Supplemental Letter Agreement shall remain unchanged. This Supplemental Letter Agreement, upon being signed by all undersigned, shall form an integral part of the Letter Agreement (as supplemented by the First and Second Supplemental Letter of Agreements).

This Supplemental Letter Agreement shall take retroactive effect from the date of the issuance of the business license of Guangzhou NetEase Interactive Entertainment Limited.

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Yours faithfully,

WILLIAM LEI DING

By:
Name:	William Lei Ding

BO DING

By:
Name:	Bo Ding

JUN LIANG

By:
Name:	Jun Liang

Agreed and accepted by:

NETEASE.COM, INC.

By:
Name:
Title:

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